     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1998
                                                     REGISTRATION NO.
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 FAROUDJA, INC.

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      77-0444978
       (State or other jurisdiction of               (IRS Employer Identification No.)
       incorporation or organization)

                750 PALOMAR AVENUE, SUNNYVALE, CALIFORNIA 94086

        (Address of Registrant's Principal Executive Offices) (Zip Code)
                            ------------------------

                     FAROUDJA, INC. 1995 STOCK OPTION PLAN
               FAROUDJA, INC. 1997 PERFORMANCE STOCK OPTION PLAN
          FAROUDJA, INC. 1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
            FAROUDJA, INC. 1997 AMENDED EMPLOYEE STOCK PURCHASE PLAN

                           (Full title of the plans)

                              KENNETH S. BOSCHWITZ
                      VICE PRESIDENT-BUSINESS DEVELOPMENT
                              AND GENERAL COUNSEL
                                 FAROUDJA, INC.
                               750 PALOMAR AVENUE
                          SUNNYVALE, CALIFORNIA 94086
                                 (408) 735-1492
           (Name, address and telephone number of agent for service)
                            ------------------------

                                WITH A COPY TO:
                            MARK A. BONENFANT, ESQ.
                      BUCHALTER, NEMER, FIELDS & YOUNGER,
                           A PROFESSIONAL CORPORATION
                     601 South Figueroa Street, Suite 2400
                         Los Angeles, California 90017
                                 (213) 891-0700

                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED MAXIMUM
                                                        PROPOSED MAXIMUM         AGGREGATE
    TITLE OF SECURITIES TO BE         AMOUNT TO BE     OFFERING PRICE PER         OFFERING            AMOUNT OF
            REGISTERED               REGISTERED (1)         UNIT (2)               PRICE          REGISTRATION FEE
Common Stock, $0.001 par value per
  share...........................  1,225,000 shares        $    9.06           $ 11,098,500          $   3,275
Common Stock, $0.001 par value per
  share...........................    100,000 shares             9.06                906,000                268
Common Stock, $0.001 par value per
  share...........................    725,000 shares             9.06              6,568,500              1,938
Common Stock, $0.001 par value per
  share...........................    400,000 shares             9.06              3,624,000              1,070

(1) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities to be offered or issued in connection with a stock split, stock dividend or similar transaction.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and is calculated based on the closing price of the Company's Common Stock on the NASDAQ Stock Market on April 17, 1998.

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--------------------------------------------------------------------------------

          PART II--INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents heretofore filed or to be filed by Faroudja, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

    (a) The Registrant's Annual Report on Form 10-K as filed with the Commission for the year ended December 31, 1997;

    (b) The description of the Common Stock of the Registrant contained in the Company's Registration Statement on Form 8-A (Reg. No. 0-23104), filed by the Company on September 19, 1997 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

    All other documents filed by the Registrant subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

    Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

    The validity of the Common Stock offered hereby will be passed upon for the Company by Buchalter, Nemer, Fields & Younger, a Professional corporation, Los Angeles, California. Stuart D. Buchalter, of counsel to Buchalter, Nemer, Fields & Younger, is one of the Company's directors and beneficially owns 10,197 shares of Common Stock and options to purchase 6,515 shares of Common Stock granted pursuant to the 1997 Non-Employee Directors Stock Option Plan.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of a director of the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit.

    The Company's By-Laws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under Delaware Law, including in those circumstances where indemnification would otherwise be discretionary. The Company believes that indemnification under its By-Laws covers at least negligence and gross negligence on the part of indemnified parties. The By-Laws authorize the use of indemnification agreements, and the Company has entered into indemnification agreements with each of its officers and directors that are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses reasonably expected to be incurred in defending any proceeding against them for which they would receive indemnification. The Company has obtained directors and officers liability insurance with respect to certain matters, including matters arising under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

    Not Applicable.

ITEM 8. EXHIBITS.

    The following documents are filed as exhibits to this Registration Statement. Certain documents previously filed with the Commission are incorporated in this Registration Statement by reference.

  EXHIBIT
  NUMBER                                                       DESCRIPTION OF EXHIBIT
-----------             -----------------------------------------------------------------------------------------------------
    5.1         --      Opinion of Buchalter, Nemer, Fields & Younger, a Professional Corporation
   23.1         --      Consent of Ernst & Young LLP, Independent Auditors
   23.2         --      Consent of Buchalter, Nemer, Fields & Younger, a Professional Corporation (included in its opinion filed as Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

    1.  The undersigned registrant hereby undertakes:

        (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, state of California on this 23rd day of April, 1998.

                                FAROUDJA, INC.

                                By:             /s/ MICHAEL J. MOONE
                                     -----------------------------------------
                                                  Michael J. Moone
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this registration has been signed by the following persons in the capacities and on the date indicated.

                                 POWER ATTORNEY

             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ MICHAEL J. MOONE
------------------------------  Chief Executive Officer,      April 23, 1998
       Michael J. Moone         President and Director

    /s/ MICHAEL C. HOBERG
------------------------------  Vice President-Finance and    April 23, 1998
      Michael C. Hoberg         Chief Financial Officer

                                Chief Technical Officer,
                                Director and Chairman of
------------------------------  the Executive Committee,
        Yves Faroudja           Secretary

     /s/ MERV L. ADELSON
------------------------------  Director                      April 23, 1998
       Merv L. Adelson

   /s/ STUART D. BUCHALTER
------------------------------  Director                      April 23, 1998
     Stuart D. Buchalter

------------------------------  Director
      Kevin B. Kimberlin

    /s/ MATTHEW D. MILLER
------------------------------  Director                      April 23, 1998
      Matthew D. Miller

     /s/ WILLIAM N. SICK
------------------------------  Director                      April 21, 1998
       William N. Sick

    /s/ WILLIAM J. TURNER
------------------------------  Director                      April 23, 1998
      William J. Turner